Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Andrew Clifford, President (713) 458-1560; or Michael Aldridge, CFO (713) 458-1560

Website:

www•saratogaresources•com

SARATOGA RESOURCES, INC. REPORTS FOURTH QUARTER AND 2012 FINANCIAL RESULTS

Houston, TX – March 27, 2013 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today announced financial and operating results for the quarter and year-ended December 31, 2012.

Key Financial Results

Year-Ended 2012

•

Production of 1,116,300 barrels of oil equivalent, or 3,058 barrels of oil equivalent per day, for 2012, up 18% from 2011;

•

Oil and gas revenues of $82.5 million for 2012 compared to $76.2 million for 2011;

•

Discretionary cash flow of $29.3 million, or $1.00 per fully diluted share, for 2012 compared to discretionary cash flow of $30.5 million, or $1.37 per fully diluted share, for 2011;

•

EBITDAX of $45.7 million for 2012 compared to $47.9 million for 2011;

•

Operating income of $12.3 million, or $0.42 per fully diluted share, for 2012 compared to operating income of $25.3 million, or $1.13 per fully diluted share, for 2011; and

•

Net loss of $(3.7) million, or $(0.13) per fully diluted share, for 2012 compared to net income of $20.8 million, or $0.93 per fully diluted share, for 2011.

Fourth Quarter

•

Oil and gas revenues of $22.9 million for fourth quarter 2012 compared to $22.7 million in the fourth quarter 2011;

•

Discretionary cash flow of $9.7 million, or $0.31 per fully diluted share, for the fourth quarter of 2012 compared to discretionary cash flow of $7.5  million, or $0.28 per fully diluted share, in the fourth quarter of 2011;

•

EBITDAX of $13.8 million for the fourth quarter of 2012 compared to $13.0 million in the fourth quarter of 2011; and

•

Net loss of $(2.9) million, or $(0.09)  per fully diluted share, for the fourth quarter of 2012 compared to net income of $10.7 million, or $0.40 per fully diluted share, in the fourth quarter of 2011.

Discretionary cash flow and EBITDAX are non-GAAP financial measures and are defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” below.

All key financial results for 2012 and the fourth quarter of 2012 reflect the effects of Hurricane Isaac which resulted in the 100% shut-in of production for 17 days late in the third quarter of 2012, curtailed production well into the fourth quarter as wells were being brought back onto production, and an estimated $2.24 million of damage to company assets, of which we expect insurance to cover approximately $1.84 million.

The change in revenues for the 2012 quarter and year reflects an increase in production volumes (up 18% year over year) partially offset by lower realized oil and natural gas prices. The increase in production reflects accelerated investment in our development and infrastructure program beginning in the second half of 2011 and continuing through 2012, partially offset by the shut-in of production resulting from Hurricane Isaac. While revenue continued to benefit from the realization of premiums to WTI pricing attributable to LLS and HLS pricing for our oil production, average realized prices were down 0.5% for oil, 29.7% for natural gas and 8.2% on a per barrel of oil equivalent (BOE) basis reflecting a general moderation in oil prices and narrowing premiums on our natural gas production.

The decline in operating income and profitability for the year and fourth quarter reflects a substantial decline in production volumes late in the third quarter and continuing into the fourth quarter as a result of Hurricane Isaac.  For the full year, the decline in operating income and profitability also reflects, among other items, (i) increased DD&A expense (up $11.8 million, or 75.8%) as a result of our increased investments in our development program, higher production volumes and a reduction in reserves associated with certain predominately gas wells, (ii) a substantial increase in plugging and abandonment costs (up $2.1 million, or 527.3%) as a result of plugging of orphaned high pressure wells, (iii) increased lease operating expense (up $2.2 million, or 12.8%) as a result of increased production volumes and transportation and other expenses associated with restoring production following Hurricane Isaac, (iv) increased workover expense (up $1.2 million, or 43.6%) as a result of an increase in the number of workovers undertaken, and (v) increased severance taxes (up $1.7 million, or 27.5%) as a result of increased production and a reduction in the number of wells qualifying for reduced severance taxes; all partially offset by a decline in dry hole costs (down $3.8 million, or 97.6%) as a result of drilling one dry hole during 2011. Also contributing to the decline in profitability during 2012 versus 2011 was a decrease in income tax benefit (down $5.1 million, or 74.4%) as a result of recognition of deferred tax assets, and a one-time gain of $7.7 million realized during 2011 as a result of the early extinguishment of debt.

Operational Highlights

Operational highlights for 2012 included:

•

3 development wells, 12 recompletions and 16 workovers completed;

•

15 new pool discoveries;

•

87 gross (86 net) wells in production at December 31, 2012;

•

Plugged and abandoned 5 orphaned legacy wells;

•

The majority of wells shut-in due to Hurricane Isaac restored to production by year-end; and,

•

32,027 gross/net acres in 11 fields under lease at December 31, 2012.

During 2012, Saratoga drilled 3 successful development wells, the Jupiter well in Grand Bay Field, the North Tiger well in Breton Sound 18 Field and the Mesa Verde well in Vermilion 16 Field.  The wells encountered multiple potentially productive intervals and included 15 new pool discoveries.  A fourth development well, the Buddy well, had been drilled and tested at December 31, 2012 and was completed after year end.

Saratoga also undertook 12 recompletions and 16 workovers during the year. Eleven of the 12 recompletions were successful, with 1 recompletion not reaching its objectives due to mechanical issues, although the reserves will stay on the books and be accessed through future development drilling.

Plugging and abandonment operations were completed on 5 wells on expired leases on which Saratoga inherited P&A obligations from the previous owners.  Saratoga had never produced 4 out of 5 of the wells in question and those wells included the four deepest and highest pressure wells in our P&A inventory.

Production Highlights

•

Oil and gas production of 192.6 thousand barrels of oil (“MBO”) and 702.1 million cubic feet of gas (“MMCFG”), or 309.6 thousand barrels of oil equivalent (“MBOE”) (62% oil) in Q4 2012, and 676.4 MBO and 2,639.5 MMCFG, or 1,116.3 MBOE (61% oil) for 2012, up 18% from 945.6 MBOE in 2011.

The increase in production during 2012 reflects accelerated investment in our development and infrastructure upgrade program.  The gains in production during 2012 were substantially curtailed by the effects of Hurricane Isaac.  Production was 100% shut-in for 17 days and bottlenecks principally associated with third party operations continued to partially curtail production for much of the fourth quarter of 2012 and into 2013.  By year-end, the majority of the wells had been brought back onto production following Hurricane Isaac and development operations had resumed.

Reserve Highlights

•

Year-end 2012 SEC proved reserves consisted of 8.407 million barrels of oil (“MMBO”) and 52.918 billion cubic feet of gas (“BCFG”), or 17.227 million barrels of oil equivalent (“MMBOE”), down 9.2% from 18.969 MMBOE of proved reserves at year-end 2011;

•

Oil represents 49% of year-end 2012 1P reserves;

•

Year-end 2012 PV10 of $407 million, down 12.3% from $464 million at year-end 2011;

•

Proved developed (“PDP”) reserves comprised 25.2% of year-end 2012 proved reserves;

•

Year-end 2012 probable reserved totaled 5.851 MMBO and 44.980 BCFG, or 13.348 MMBOE;

•

Year-end 2012 possible reserves totaled 14.758 MMBO and 117.257 BCFG, or 34.301 MMBOE;

•

Year-end 2012 3P reserves totaled 64.875 MMBOE.

The decline in reserves related entirely to natural gas and resulted principally from a combination of lower natural gas prices and thinner sands than originally anticipated in our Mesa Verde well. Lower natural gas pricing reflected in our reserve report adversely affected well economics reducing both the total volumes and forecast revenues in our reserve report.  The average benchmark prices utilized for the year-end 2012 reserve report were $94.71 per barrel of crude oil and $2.76 per MMBtu of natural gas as compared to $96.19 per barrel of crude oil and $4.11 per MMBtu of natural gas utilized for the year-end 2011 reserve report.  The Mesa Verde well, while successful and incurring multiple potential pay sands, was thinner than anticipated in the Marg A sands resulting in a negative revision to 1P reserves at Vermilion 16 field of 2,637 MBOE (94% gas).

The reduction in reserves associated with lower natural gas prices and thinner sands in Mesa Verde was partially offset by increases in oil reserves following drilling of our North Tiger, Jupiter and Buddy wells and field studies at Breton Sound 32 and Grand Bay fields, which together accounted for 1.467 MMBOE of positive reserve revisions.  As a result, our oil reserves increased from 42% of total reserves at year-end 2011 to 49% at year-end 2012.

An additional 0.306 MMBO and 0.797 BCFG, or 0.439 MMBOE, of proved undeveloped (“PUD”) reserves with PV10 of $18.26 million, as reflected in the Company’s year-end reserve report, have been converted to PDP reserves during the first quarter of 2013.

Also, during the first quarter of 2013, Saratoga was the apparent high bidder on four leases totaling 19,814 acres in the Central Gulf of Mexico.  Preliminary unaudited reserve potential for those leases has been estimated internally at 51.2 gross MMBOE, of which 5.4 gross MMBOE are expected to subsequently be qualified as PUD reserves.

Development Plans

•

Low risk recompletions, thru-tubing plugbacks and workovers from inventory of 58 proved developed non-producing (“PDNP”) opportunities in 7 fields;

•

Development of proved undeveloped (“PUD”) reserves from inventory of 89 PUD opportunities in 28 wellbores in 4 fields; and

•

Strategic partnerships and joint ventures for risk-sharing on exploratory drilling of deep and ultra-deep prospects at Grand Bay and Vermilion 16 and on new Central Gulf of Mexico leases.

Our near term development plans are focused on proved undeveloped opportunities and conversion of PDNP opportunities. At December 31, 2012, permitting had been completed on 2 proved undeveloped wells and permitting was underway on 7 additional proved undeveloped wells.  We presently anticipate drilling up to 6 proved undeveloped wells during 2013, including the Buddy well which was drilled during 2012 and completed in early 2013 and the Roux Toux well, which was drilled and completed in Q1 2013, and 5 to 6 development wells annually thereafter.

At Grand Bay, approximately 20 shut-in wells have been identified that appear to be candidates for tubing replacement and resumption of production. These wells were each producing between 20-50 BOPD prior to being shut-in. The tubing replacement program involves mounting a pulling unit on a shallow water barge at an estimated cost of less than $200,000 per well. If successful, for an approximate cost of $4 million, up to 400 BOPD might be added to production, representing a payout of less than 6 months.

Saratoga continues to monitor ongoing exploratory drilling operations of ultra-deep prospects near our lease holdings and to conduct discussions with potential partners regarding the development of our ultra-deep prospects.  The results of ongoing third party ultra-deep exploratory drilling are expected to drive the ultimate determination regarding potential development of Saratoga’s ultra-deep prospects.

Subject to final award of leases by the Bureau of Ocean Energy Management, Saratoga also intends to seek partners to drill, develop and operate its prospects in the Central Gulf of Mexico on which it was the apparent high bidder.

Supplementing the development program, Saratoga is pursuing several initiatives in Main Pass 25 to increase production and improve economics in that field. Those initiatives are also expected to reduce dependency upon third party facilities operators which caused the shut-in of most of the Company’s production in that field during the first quarter of 2013 due to third party production issues on a neighboring platform to which the Company produces.  The initiatives include a recompletion of the 7900’ sand in the SL 16432 #2 well, which was successfully carried out during the quarter, and pursuit of an arrangement with another operator to increase handling capacity at the Company’s facilities in Main Pass 25. Recompletion of the 7900’ sand is expected to provide sufficient gas lift gas to unload oil wells in the field. The preliminary agreement with a third party operator includes the Company’s handling of production from a new discovery in the field by the third party operator and the provision by that operator of certain equipment to upgrade the handling capacity of the Company’s Main Pass 25 facilities.  If that arrangement is carried out, the Company would potentially add production handling capacity at its Main Pass 25 facilities allowing the Company to generate production handling revenues from the other operator, bring Company production from the field handled by a third party back to Main Pass 25 and reduce monthly operating costs in the field by as much as $100,000 per month while lowering line pressures and potentially increasing production in that field by up to 400 gross barrels of oil per day while adding a potential source of additional gas lift gas.

Financial Position and CAPEX Highlights

•

$32.3 million of cash on hand at December 31, 2012, up from $15.9 million at December 31, 2011;

•

$62.5 million of shareholders’ equity at December 31, 2012, up from $41.9 million at December 31, 2011;

•

$23.3 million of equity raised during 2012 from sale of common stock and warrants;

•

$25.0 million of new debt raised during 2012 from sale of senior secured notes;

•

$59.8 million of CAPEX for 2012;

•

$40 million CAPEX budgeted for 2013;

•

2013 CAPEX budget fully funded by cash on hand and projected operating cash flow;

•

Working capital adjusted debt to trailing twelve month EBITDAX of 2.9 times; and

•

Net asset value per share of approximately $9.00.

Saratoga continued to strengthen its financial position during 2012, securing $23.3 million of additional equity through the sale of common stock in a private placement and through the exercise of warrants.  Saratoga further supplemented its liquidity through the sale of $25.0 million of additional senior secured notes.  Supplemented by capital raised during the year, Saratoga continued to fund its operations, including its development program, from cash on hand and operating cash flows, growing its CAPEX from $9.7 million in 2010 and $25.6 million in 2011 to $59.8 million in 2012.  The 2013 CAPEX budget of $40 million is expected to be fully funded from cash on hand and operating cash flow.

Management Comments

Thomas Cooke, Chairman and CEO, commented, “2012 was certainly a challenging year for Saratoga, with the effects of Hurricane Isaac, weak gas prices and a few unique projects on our plate.  At the same time, management is gratified by the accomplishments during the year, particularly our ability to grow production and generate discretionary cash flow of $1.00 per share. Those were notable achievements and a credit to our entire team which was confronted with the challenges of weathering and recovering from Hurricane Isaac.  We were 100% shut-in for 17 days and suffered lingering curtailment of production and delays in projects into 2013 as third-party operators brought their facilities back onto line to accommodate our production. We put on hold and deferred a number of projects in our development and maintenance program in the wake of the hurricane.  Together, the shut-in of production and deferral of projects put us behind schedule relative to our development program and well below projected production and revenue targets.  While we are pleased that our assets displayed resiliency in weathering the hurricane and with the efforts of our team in bringing our assets back on line, the loss of revenues and cost of coming back on line resulted in financial performance well below management’s targets for the year.

We did see positive developments during the year, including growing our production by 18%, and we believe we are well positioned going into 2013 to continue our production growth.  We successfully completed all three of the development wells undertaken during 2012, adding new pool discoveries and setting up future development opportunities in the process.  We solidified our lease position in Vermilion 16 and are well positioned to participate in the current ultra-deep trend with the drilling of our Mesa Verde well and are expanding and enhancing the quality of our prospect inventory through our drilling program, our reinstitution of our field reserve studies and our anticipated acquisition of four Gulf of Mexico lease blocks as a result of apparent high bids in a March 2013 lease sale. Entering 2013, we have a solid net asset value per share of approximately $9.00, what we view as a favorable hedge portfolio in place, a strong cash position and anticipated cash flow which we believe will fully fund our development program in 2013. We will focus on our deep inventory of prospects and we are confident that our development program and other initiatives, including the expected addition of up to 400 gross barrels of oil per day aggregate from our tubing replacement program, will net excellent results in 2013 and beyond.”

Conference Call Information

The company will host a conference call to discuss these results on March 27, 2013 at 10:30 AM EDT (9:30 AM CDT, 7:30 AM PDT) and interested parties in the U.S. can participate in the call by dialing (800) 736-6099. Interested international parties can participate in the call by dialing (914) 495-8532. The participant passcode for both the U.S. and international call is 20088841. Alternatively, the audio content of the call can be accessed on the Company’s web site at www.saratogaresources.com. The call will be archived on the Company web site for parties who are unable to listen to the live call.

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 32,027 gross/net acres, mostly held-by-production (all depths), currently located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths of less than 10 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding future ability to fund the company’s development program and grow reserves, production, revenues and profitability, ability to reach and sustain target production levels, ability to secure commitments to participate in exploration of deep shelf prospects, ability to secure leases and the ultimate outcome of such efforts. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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Saratoga Resources, Inc.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$32,302,313	$15,874,680
Accounts receivable	12,430,158	10,539,757
Prepaid expenses and other	1,268,971	1,189,406
Deferred tax asset, net	-	1,400,000
Other current assets	150,000	150,000
Total current assets	46,151,442	29,153,843

Property and equipment:
Oil and gas properties - proved (successful efforts method)	260,916,084	196,101,827
Other	795,138	658,113
	261,711,222	196,759,940
Less: Accumulated depreciation, depletion and amortization	(81,640,272)	(53,830,820)
Total property and equipment, net	180,070,950	142,929,120

Deferred tax asset, net	8,499,575	5,147,962
Other assets, net	19,929,394	20,531,218
Total assets	$254,651,361	$197,762,143

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$7,259,244	$4,598,534
Revenue and severance tax payable	6,129,867	5,709,773
Accrued liabilities	10,787,044	8,451,655
Derivative liabilities – short term	171,086	-
Short-term notes payable	373,360	344,256
Asset retirement obligation – current	256,200	1,548,945
Total current liabilities	24,976,801	20,653,163

Long-term liabilities
Asset retirement obligation	16,815,736	9,852,920
Long-term debt, net of discount of $2,104,106 and $2,115,195, respectively	150,395,894	125,384,805
Total long-term liabilities	167,211,630	135,237,725

Commitment and contingencies (see notes)

Stockholders' equity:
Common stock, $0.001 par value; 100,000,000 shares authorized 30,905,101 and 26,714,815 shares issued and outstanding at December 31, 2012 and 2011, respectively	30,905	26,714
Additional paid-in capital	77,140,451	52,674,252
Accumulated other comprehensive loss	(171,086)	-
Retained earnings	(14,537,340)	(10,829,711)

Total stockholders' equity	62,462,930	41,871,255

Total liabilities and stockholders' equity	$254,651,361	$197,762,143

Saratoga Resources, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

	For the Year Ended
	December 31,
	2012	2011	2010
Revenues:
Oil and gas revenues	$82,528,932	$76,159,268	$52,734,207
Oil and gas hedging	72,078	-	-
Other revenues	1,411,465	4,774,882	2,284,008

Total revenues	84,012,475	80,934,150	55,018,215

Operating Expense:
Lease operating expense	19,317,283	17,123,890	13,774,406
Workover expense	3,828,197	2,666,600	2,154,482
Exploration expense	547,192	596,065	1,921,943
Loss on plugging and abandonment	2,468,969	393,599	-
Dry hole costs	93,353	3,912,823	-
Depreciation, depletion and amortization	27,407,700	15,591,048	16,001,826
Impairment expense	401,752	641,791	-
Accretion expense	1,510,165	1,672,900	1,668,268
Gain on revision of asset retirement obligations	(245,007)	(303,633)	-
Gain on purchase price adjustment	-	(1,426,778)	-
Loss on settlement of accounts payable	-	-	990,786
General and administrative	8,584,486	8,704,536	8,476,124
Severance taxes	7,768,426	6,090,666	5,214,677

Total operating expenses	71,682,516	55,663,507	50,202,512

Operating income	12,329,959	25,270,643	4,815,703

Other income (expense):
Commodity derivative expense, net	-	-	696,550
Interest income	32,433	248,935	115,350
Interest expense	(17,651,496)	(17,947,784)	(22,584,934)
Financing expense	(7,527)	(837,364)	-
Gain on extinguishment of debt	-	7,708,486	-

Total other expense	(17,626,590)	(10,827,727)	(21,773,034)

Net income (loss) before reorganization expenses and income taxes	(5,296,631)	14,442,916	(16,957,331)
Reorganization expenses	161,416	436,092	2,198,359
Net income (loss) before income taxes	(5,458,047)	14,006,824	(19,155,690)
Income tax provision (benefit)	(1,750,418)	(6,839,117)	285,838
Net income (loss)	$(3,707,629)	$20,845,941	$(19,441,528)

Other Comprehensive income(loss)
Unrealized loss on derivative instruments	(171,086)	-	-
Total comprehensive income (loss)	$(3,878,715)	$20,845,941	$(19,441,528)

Net income (loss) per share:
Basic	$(0.13)	$0.95	$(1.14)
Diluted	$(0.13)	$0.93	$(1.14)

Weighted average number of common shares outstanding:
Basic	29,378,542	21,975,480	16,996,166
Diluted	29,378,542	22,367,696	16,996,166

Saratoga Resources, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

			Additional	Net	Other	Total
	Common Stock		Paid-in	Income	Comprehensive	Stockholders’
	Shares	Amount	Capital	(Loss)	(Loss)	Equity (Deficit)
Balance, December 31, 2009	16,690,292	$16,690	$19,887,814	$(12,234,124)	$-	$7,670,380

Common issued to vendors	483,306	483	990,302	-	-	990,785

Common issued for services	125,000	125	287,375	-	-	287,500

Fair value of warrants issued in connection
with debt restructuring	-	-	4,099,116	-	-	4,099,116

Fair value of warrants issued for services	-	-	120,000	-	-	120,000

Stock-based employee compensation	-	-	2,162,644	-	-	2,162,644

Net loss	-	-	-	(19,441,528)	-	(19,441,528)

Balance, December 31, 2010	17,298,598	17,298	27,547,251	(31,675,652)	-	(4,111,103)

Common stock options exercised	118,354	118	43,082	-	-	43,200

Common stock warrants exercised	1,043,748	1,044	(1,044)	-	-	-

Common stock issued in private placement	8,254,115	8,254	34,761,844	-	-	34,770,098

Fair value of warrants cancelled in
debt restructuring	-	-	(10,620,000)	-	-	(10,620,000)

Stock-based employee compensation	-	-	943,119	-	-	943,119

Net income	-	-	-	20,845,941	-	20,845,941

Balance, December 31, 2011	26,714,815	26,714	52,674,252	(10,829,711)	-	41,871,255

Common stock options exercised	208,599	209	405,047	-	-	405,256

Common stock warrants exercised	892,327	892	4,460,743	-	-	4,461,635

Common stock issued in private placement	3,089,360	3,090	18,394,490	-	-	18,397,580

Stock-based employee compensation	-	-	1,205,919	-	-	1,205,919

Other comprehensive loss	-	-	-	-	(171,086)	(171,086)

Net income	-	-	-	(3,707,629)	-	(3,707,629)

Balance, December 31, 2012	30,905,101	$30,905	$77,140,451	$(14,537,340)	$(171,086)	$62,462,930

Saratoga Resources, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$(3,707,629)	$20,845,941	$(19,441,528)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, depletion, amortization and impairment	27,809,452	16,232,839	16,001,826
Accretion expense	1,510,165	1,672,900	1,668,268
Amortization of debt issuance costs and debt discount	1,304,362	2,228,909	2,492,390
Commodity derivative (income) expense	-	-	(473,962)
Dry hole costs	93,353	3,912,823	-
Stock-based compensation	1,205,919	943,119	2,570,144
Loss on settlement of accounts payable	-	-	990,786
Loss on plugging and abandonment	2,468,969	393,599	-
Gain on purchase price adjustment	-	(1,426,778)	-
Gain on revision of asset retirement obligations	(245,007)	(303,633)	-
Gain on extinguishment of debt	-	(7,708,486)	-
Deferred tax benefit	(1,951,613)	(6,547,962)	-
Changes in operating assets and liabilities:
Accounts receivable	(1,890,401)	(1,499,920)	(1,660,182)
Prepaids and other	(79,565)	(150,688)	295,751
Accounts payable	180,923	(930,081)	(11,556,869)
Revenue and severance tax payable	420,094	641,443	(841,880)
Payments to settle asset retirement obligations	(3,062,625)	(1,148,655)	(153,655)
Accrued liabilities	2,002,499	6,689,890	8,742,502
Net cash provided (used) by operating activities	26,058,896	33,845,260	(1,366,409)

Cash flows from investing activities:
Additions to oil and gas property	(57,096,363)	(29,347,415)	(9,417,471)
Additions to other property and equipment	(137,025)	(96,541)	(24,293)
Other assets	944,305	(1,028,048)	(767,381)
Net cash used by investing activities	(56,289,083)	(30,472,004)	(10,209,145)

Cash flows from financing activities:
Issuance of warrants	-	-	100
Proceeds from issuance of common stock	23,264,470	14,813,298	-
Proceeds from short-term notes payable	1,685,226	1,649,068	1,260,276
Proceeds from long term debt	24,645,000	-
Repayment of short-term notes payable	(1,656,122)	(1,590,110)	(1,389,234)
Repayment of debt borrowings	-	(268,224)	(5,500,000)
Repayment of debt borrowings - related party	-	(736,633)	-
Debt issuance costs of long term debt	(1,280,754)	(5,775,959)	-
Settlement of commodity hedges recorded in purchase accounting	-	-	38,913
Net cash provided (used) by financing activities	46,657,820	8,091,440	(5,589,945)

Net increase (decrease) in cash and cash equivalents	16,427,633	11,464,696	(17,165,499)
Cash and cash equivalents - beginning of period	15,874,680	4,409,984	21,575,483
Cash and cash equivalents - end of period	$32,302,313	$15,874,680	$4,409,984

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$201,195	$130,000	902,491
Cash paid for interest	8,011,117	8,210,196	10,537,405

Non-cash investing and financing activities:
Unrealized loss on derivative instruments	(171,086)	-	-
Accounts payable for oil and gas additions	$2,479,787	$870,186	181,933
Accrued liabilities for oil and gas additions	332,891	124,712	280,556
Revisions to asset retirement obligations	4,572,244	1,542,172	281,389
Asset retirement obligations acquired	181,318	67,728	-
Accrued interest converted to long-term debt	-	-	30,811,843
Repayment of debt borrowing made directly to then existing lender by new lender and from proceeds from issuance of common stock		(145,231,776)
Proceeds from issuance of long-term debt paid directly to then existing lender	-	125,231,775
Proceeds from issuance of common stock paid directly to then existing lender	-	20,000,000
Debt issuance costs from issuance of warrants	-	-	4,099,016

Proved Oil and Gas Reserves

	Gas (Mcf)	Oil (Bbls)	Boe
For the year ended December 31, 2010
Beginning of year	62,247,900	7,578,100	17,952,751
Acquisition of reserves	887,679	252,047	399,994
Discoveries and extensions	-	-	-
Improved recovery	-	-	-
Revisions	(377,179)	598,253	535,390
Production	(1,882,800)	(550,000)	(863,800)
End of year	60,875,600	7,878,400	18,024,335
Proved developed reserves
Beginning of year	9,387,400	2,984,800	4,549,367
End of year	5,112,400	2,656,600	3,508,667

For the year ended December 31, 2011
Beginning of year	60,875,600	7,878,400	18,024,335
Acquisition of reserves	1,717,000	172,900	459,067
Discoveries and extensions	1,456,000	18,400	261,067
Improved recovery	-	-	-
Revisions	3,951,000	511,200	1,169,700
Production	(2,038,000)	(605,900)	(945,567)
End of year	65,961,600	7,975,000	18,968,602
Proved developed reserves
Beginning of year	5,112,400	2,656,600	3,508,667
End of year	10,101,000	2,580,600	4,264,100

For the year ended December 31, 2012
Beginning of year	65,961,600	7,975,000	18,968,602
Acquisition of reserves	-	-	-
Discoveries and extensions	-	-	-
Improved recovery	-	-	-
Revisions	(10,403,800)	1,108,000	(625,968)
Production	(2,639,500)	(676,400)	(1,116,317)
End of year	52,918,300	8,406,600	17,226,317
Proved developed reserves
Beginning of year	10,101,000	2,580,600	4,264,100
End of year	9,159,500	2,809,200	4,335,783

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows from our estimated proved oil and gas reserves is as follows:

(dollars in thousands)	2012	2011	2010
Future cash inflows	$1,102,848	$1,210,125	$934,061
Future production costs	(258,251)	(281,429)	(209,593)
Future development costs	(232,806)	(226,552)	(239,510)
Future net cash flows before income taxes	611,791	702,144	484,958
Future income tax expense	(171,671)	(207,555)	(130,490)
Future net cash flows before 10% discount	440,120	494,589	354,468
10% annual discount for estimating timing of cash flows	(147,435)	(163,705)	(118,811)
Standardized measure of discounted future net cash flows	$292,685	$330,884	$235,657

Set forth in the table below is a summary of the changes in the standardized measure of discounted future net cash flows for our proved oil and gas reserves:

(dollars in thousands)	2012	2011	2010
Beginning of year	$330,884	$235,657	$145,586
Sales of oil and gas produced, net of production costs	(51,615)	(49,945)	(31,270)
Net change in prices and production costs	(2,218)	108,942	135,389
Extension, discoveries, and improved recovery, less related costs	-	16,128	-
Development costs incurred during the year	20,993	7,088	-
Net change in estimated future development costs	(19,437)	7,493	(49,840)
Revisions of previous quantity estimates	(20,211)	37,107	13,943
Net change from acquisitions of minerals in place	-	16,861	3,689
Net change in income taxes	19,232	(53,119)	(1,919)
Accretion of discount	46,431	31,597	22,398
Changes in timing and other	(31,374)	(26,925)	(2,319)
End of year	$292,685	$330,884	$235,657

Non-GAAP Financial Measures

Discretionary Cash Flow is a non-GAAP financial measure.

The company defines Discretionary Cash Flow as net income (loss) before income tax expense (benefit), interest expense and depreciation, depletion and amortization excluding interest income, realized gains on out-of-period derivative contract settlements, (gain) loss on the sale of assets, acquisition costs, settlements for prior claims, other various non-cash items (including asset impairments, income from equity investments, , stock-based compensation, unrealized (gain) loss on derivative contracts and provision for doubtful accounts), exploration and dry hole costs and costs associated with the company’s bankruptcy.

Discretionary Cash Flow is a supplemental financial measure used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities. Discretionary cash flow should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”). Discretionary cash flow excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s Discretionary Cash Flow may not be comparable to similarly titled measures used by other companies.

The table below reconciles the most directly comparable GAAP financial measure to Discretionary Cash Flow.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2011	2012	2011

Net income (loss) as reported	$(2,873,847)	$10,717,486	$(3,707,629)	$20,845,941
Depreciation, depletion and amortization	13,237,168	3,213,959	27,407,700	15,591,048
Impairment expense	357,476	641,791	401,752	641,791
Income tax expense (benefit)	(1,550,947)	(6,747,749)	(1,951,613)	(6,839,117)
Exploration expense	177,773	22,988	547,192	596,065
Loss on plugging and abandonment	-	393,599	2,468,969	393,599
Dry hole costs	-	124,912	93,353	3,912,823
Accretion expense	(156,347)	424,422	1,510,165	1,672,900
Gain on revision of asset retirement obligation	(245,007)	(303,633)	(245,007)	(303,633)
Stock based compensation	165,792	149,824	1,205,919	943,119
Debt issuance costs and discount	363,385	295,997	1,304,362	2,228,909
Gain on extinguishment of debt	-	-	-	(7,708,486)
Other income – prior acquisition adj.	225,900	(1,426,779)	225,900	(1,426,779)
Discretionary Cash Flow	$9,701,346	$7,506,817	$29,261,063	$30,548,180

EBITDAX is a non-GAAP financial measure.

The company defines EBITDAX as net income (loss) before income tax expense (benefit), interest expense and depreciation, depletion and amortization excluding interest income, realized gains on out-of-period derivative contract settlements, (gain) loss on the sale of assets, acquisition costs, settlements for prior claims, other various non-cash items (including asset impairments, income from equity investments, noncontrolling interest, stock-based compensation, unrealized (gain) loss on derivative contracts and provision for doubtful accounts), exploration and dry hole costs and costs associated with the company’s bankruptcy.

EBITDAX is a supplemental financial measure used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses this measure because EBITDAX allows the company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. EBITDAX should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”). EBITDAX excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s EBITDAX may not be comparable to similarly titled measures used by other companies.

The table below reconciles the most directly comparable GAAP financial measure to EBITDAX:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2011	2012	2011

Net income (loss) as reported	$(2,873,847)	$10,717,486	$(3,707,629)	$20,845,941
Depreciation, depletion and amortization	13,237,168	3,213,959	27,407,700	15,591,048
Impairment expense	357,476	641,791	401,752	641,791
Income tax expense (benefit)	(1,536,522)	(6,747,749)	(1,951,613)	(6,839,117)
Exploration expense	177,773	22,988	547,192	596,065
Loss on plugging and abandonment	-	393,599	2,468,969	393,599
Dry hole costs	-	124,912	93,353	3,912,823
Accretion expense	(156,347)	424,422	1,510,165	1,672,900
Gain on revision of asset retirement obligation	(245,007)	(303,633)	(245,007)	(303,633)
Stock based compensation	165,792	149,824	1,205,919	943,119
Interest expense, net	4,588,458	4,315,916	17,626,590	17,698,849
Reorganization costs	39,888	61,678	161,416	436,092
EBITDAX	$13,754,832	$13,015,193	$45,720,002	$47,880,991

PV10 is the estimated present value of the future net revenues from proved oil and natural gas reserves before income taxes, discounted using a 10% discount rate. PV 10 is considered a non-GAAP financial measure under SEC regulations because it does not include the effects of future income taxes, as is required in computing the standardized measure of discounted future net cash flows. Saratoga believes that PV10 is an important measure that can be used to evaluate the relative significance of its oil and natural gas properties and that PV10 is widely used by security analysts and investors when evaluating oil and natural gas companies. Because many factors that are unique to each individual company impact the amount of future income taxes to be paid, the use of a pre-tax measure provides greater comparability of assets when evaluating companies. Saratoga believes that most other companies in the oil and natural gas industry calculate PV10 on the same basis. PV10 is computed on the same basis as the standardized measure of discounted future net cash flows, but without deducting income taxes.